Documentum, Inc.            Exhibit 99.(a)(1)(A)
                            6801 Koll Center Parkway
                            Pleasanton, CA 94566-7047

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK
                                   May 7, 2001

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                                TABLE OF CONTENTS

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                                                                                  Page
SUMMARY OF TERMS...............................................................     1
THE OFFER......................................................................     7
1.      Number of Options; Expiration Date ....................................     7
2.      Purpose of the Offer ..................................................     8
3.      Procedures ............................................................     8
4.      Change in Election ....................................................     9
5.      Acceptance of Options for Exchange and Cancellation and Issuance
        of New Options ........................................................     10
6.      Conditions of the Offer ...............................................     10
7.      New Options Granted to Employees Who Work Outside of the U.S...........     12
8.      Price Range of Common Stock ...........................................     13
9.      Source and Amount of Consideration; Terms of New Options ..............     14
10.     Interests of Directors and Officers; Transactions and
        Arrangements Involving the Options.....................................     16
11.     Status of Options Acquired by Us in the Offer..........................     17
12.     Legal Matters; Regulatory Approvals ...................................     17
13.     Material U.S. Federal Income Tax Consequences .........................     17
14.     Extension of Offer; Termination; Amendment ............................     20
15.     Fees and Expenses......................................................     21
16.     Information About Documentum...........................................     21
17.     Additional Information ................................................     21
18.     Forward Looking Statements; Miscellaneous .............................     22

SCHEDULE A-   Information about the Directors and Executive Officers of
              Documentum ......................................................     24

                                DOCUMENTUM, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

             THE OFFER EXPIRES AT 12:00 P.M., PACIFIC DAYLIGHT TIME,
                  ON JUNE 6, 2001, UNLESS THE OFFER IS EXTENDED

      Documentum, Inc. ("Documentum" or the "Company") is offering eligible participants the opportunity to exchange all outstanding stock options to purchase shares of our Common Stock (the "Eligible Options") for new options to purchase shares of our Common Stock (the "New Options"). If you wish to accept this offer, you must exchange all of your Eligible Options that we granted to you on or after December 6, 2000.

      We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related cover letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged, although if you elect to participate, you will be required to exchange all options granted to you since December 6, 2000. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

      ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

      Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "DCTM." On May 4, 2001, the closing price of our Common Stock as reported on the Nasdaq National Market was $14.67 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

      You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Stock Administration, at (925) 600-6426 or optionexchange@documentum.com.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

      Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Stock Administration at Documentum before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Documentum extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if Documentum accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Documentum's request.

      We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. However, the Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options in the short term. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Documentum is limited to this document, the enclosed cover letter and attached Summary of Terms.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON "SCHEDULE TO". IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                SUMMARY OF TERMS

      The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of this Offer where you can find a more complete description of the topics in this Summary of Terms.

Q1.   WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

      We are offering to exchange all stock options that are currently outstanding under our 1993 Equity Incentive Plan and 1996 Non-Officer Equity Incentive Plan (collectively, the "Option Plans") that are held by employees of the Company or a wholly-owned subsidiary of the Company (each an "Eligible Participant"). If you wish to accept this Offer, you must exchange all of your Eligible Options granted on or after December 6, 2000.

Q2.   WHY ARE WE MAKING THE OFFER?

      A cornerstone of our success has been retention and motivation of our employees. Equity incentives have proven to be a key component in this success. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program.

Q3.   ARE THERE CONDITIONS TO THE OFFER?

      The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged although, if you elect to participate, you will be required to exchange all eligible options granted to you since December 6, 2000.

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

      You must be an Eligible Participant on June 6, 2001, and you must remain continuously employed by Documentum or one of its wholly-owned subsidiaries through the grant date of the New Options. IF YOU ARE NOT AN EMPLOYEE ON THE GRANT DATE OF THE NEW OPTIONS, YOU WILL NOT BE ELIGIBLE TO RECEIVE THE NEW OPTIONS.

Q5. HOW MANY NEW OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE?

      Your New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Documentum extends the offer) and the date the New Options are granted.


                                       1.

Q6.   WHEN WILL I RECEIVE MY NEW OPTIONS?

      The New Options will be granted between December 7, 2001 and December 11, 2001 on a date to be determined by our Board of Directors, and we expect to distribute the New Option agreements within eight weeks following the grant date. Any extension of the offer will result in an equivalent extension of the grant date for the New Options. Moreover, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (in addition to the New Options) until, at the earliest, December 7, 2001. (Section 5 of the Offer)

Q7.   WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

      The New Options will have an exercise price equal to the closing price of our Common Stock as reported on Nasdaq on the grant date. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. Therefore, we recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. (Section 9 of the Offer)

Q8.   WHEN WILL THE NEW OPTIONS VEST?

      Each New Option will have the same vesting schedule as your applicable Eligible Option. In addition, the vesting commencement date for the New Options will be the original vesting commencement date of your applicable Eligible Option.

Q9.   WHEN WILL THE NEW OPTIONS EXPIRE?

      Except for New Options granted to employees who work in France, the New Options will expire at 11:59 p.m., Pacific Daylight Time, on the day prior to the ten-year anniversary of the grant date. New Options granted to employees working in France will be granted pursuant to our French stock option subplan under the 1996 Non-officer Equity Incentive Plan. The New Options granted to employees under this subplan may have a short maximum option term. You should carefully review the terms of the subplan.

Q10. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

      No. The shares subject to the New Options will be vested on the date of grant in the same percentage of the shares subject to the Eligible Options that you exchanged that would have been vested on that date. You will not be able to exercise and sell any portion of the shares subject to the New Options until they vest. Employees subject to our window trading policy may have to wait longer to sell any portion of the New Options.

Q11. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

      No.


                                       2.

Q12. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

      If you have more than one Eligible Option, then you may exchange any of the Eligible Options; however, you may not exchange a portion of an Eligible Option but you must exchange the entire Eligible Option. In all cases, if you elect to exchange any of your Eligible Options, you must exchange all of your options granted on or after December 6, 2000.

Q13.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

      If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant New Options to you. However, we recommend that you consult with your own tax advisor to determine the tax consequences of accepting the Offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

Q14.  WHAT IF I AM AN EMPLOYEE WHO WORKS IN FRANCE?

      If you are an employee who works in France, the New Option may be granted pursuant to our French stock option subplan under the 1996 Non-Officer Equity Incentive Plan. The Company intends that the New Options granted under this subplan be qualified for the tax benefits afforded to you and the Company (or its wholly-owned subsidiaries) under French tax laws but does not guarantee this will be so. You are encouraged to carefully review and compare the subplan's terms with the terms of the 1996 Non-Officer Equity Incentive Plan. Please contact Stock Administration to obtain copies of these plans. In addition, you should consult with your advisor to determine the tax and social contribution consequences of participating in this program.

Q15.  WHAT IF I AM AN EMPLOYEE WHO WORKS IN THE UNITED KINGDOM?

      If you are an employee who works in the United Kingdom, you will be required to sign an election form that transfers all liability to you for the Secondary Class 1 National Insurance Contributions related to your New Options. You can obtain a copy of this election form from Stock Administration. You should consult with your advisor to determine the tax and social contribution consequences of signing such election form and participating in this program.

Q16 IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

      All New Options will be nonqualified stock options. (Section 13 of the Offer)


                                       3.

Q17. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

      We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. As such, if you elect not to exchange your incentive stock options, we believe that your option will remain an incentive stock option. However, it is possible that the IRS may characterize our Offer to you as a "modification" of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of such options to be treated as nonqualified stock options.

      If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock that you will receive upon exercise. (Section 13 of the Offer)

Q18. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

      The Offer expires on June 6, 2001, at 12:00 p.m., Pacific Daylight Time, unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 12:00 p.m., Pacific Daylight Time, on June 6, 2001. Any such extension shall also result in an extension of the grant date of the New Options. (Section 14 of the Offer)

Q19.  WHAT DO I NEED TO DO?

      Whether you accept the Offer or not, you need to make your election, sign the Election Form and deliver the Election Form to Stock Administration at Documentum before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Documentum extends the Offer). We prefer that the Election Form be returned via your Documentum email account. We cannot accept the Election Form from any personal email account. Please save the Election Form as a Microsoft Word file, fill it out and send it to Stock Administration at optionexchange@documentum.com. The Election Form also may be sent via mail or facsimile. Stock Administration's direct facsimile number is (925) 600-6693 and is located at Documentum's corporate offices in Pleasanton, California. Election Forms must be received by Stock Administration no later than 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Documentum extends the Offer), not merely placed in the mail or other delivery system by the expiration time.

      If you have questions about delivery, you may contact Stock Administration at (925) 600-6426 or optionexchange@documentum.com. You should review the Offer to Exchange, the cover letter and Summary of Terms, the Election Form and all of their attachments before making your election.


                                       4.

      If we extend the Offer beyond June 6, 2001, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly after 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Documentum extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

      If you are unable to deliver your Election Form, please contact Stock Administration at (925) 600-6426 or optionexchange@documentum.com.

Q20.  DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

      You may change your previous election at any time before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Documentum extends then Offer). If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Stock Administration before the Offer expires. You may change your election more than once. (Section 4 of the Offer)

Q21. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

      Nothing. If you do not accept the Offer, or if we do not accept the options you elect to exchange, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not accept the Offer, see Question 17 above. Furthermore, if you do not accept the Offer, or if we do not accept the options you elect to exchange, you will not receive New Options.

Q22. WHAT HAPPENS TO OUR NEW OPTIONS IF Documentum MERGES OR IS ACQUIRED PRIOR TO THE DATE THE NEW OPTIONS ARE GRANTED?

      If Documentum merges with, or is acquired by, another entity between June 6, 2001 (or a later expiration date if Documentum extends the Offer) and the date the New Options are granted, then the resulting entity will be bound to grant the New Options under the same terms as provided herein; however, the type of security and the number of shares covered by each New Option would be determined by the acquisition agreement between Documentum and the acquiror based on the same principles applied to the handling of the options to acquire Documentum's Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange if no acquisition had occurred.


                                       5.

Q23.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      For additional information or assistance, you should contact Stock Administration at (925) 600-6426 or optionexchange@documentum.com. In addition, there will be a series of company-wide employee meetings beginning the week of May 7, 2001. The dates and times of these meetings will be announced.

            [The remainder of this page is intentionally left blank.]


                                       6.

                                    THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

      We are offering to exchange New Options to purchase our Common Stock in return for all Eligible Options held by Eligible Participants. Eligible Options are all outstanding options that were granted under the 1993 Equity Incentive Plan and the 1996 Non-Officer Equity Incentive Plan (together, the "Option Plans").

      You may exchange one or more of your options; but you may not exchange less than all option shares subject to a particular Eligible Option. However, if you elect to exchange any Eligible Options, you must exchange all Eligible Options granted on or after December 6, 2000. Our Offer is subject to the terms and conditions described in this Offer and the attached cover letter and Summary of Terms. We will only accept options that are properly exchanged and not validly withdrawn in accordance with Section 4 of this Offer before the Offer expires on the "expiration date" as defined below.

      Your New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Documentum extends the offer) and the date the New Options are granted. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE FOR THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN CANCELLED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. All New Options will be issued under our 1996 Non-Officer Equity Incentive Plan, except for those options granted to officers and executives. Options granted to officers and executives will be under the 1993 Equity Incentive Plan.

      The term "expiration date" of this Offer means 12:00 p.m., Pacific Daylight Time, on June 6, 2001, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term "expiration date" will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer for a description of our rights to extend, delay, terminate and amend the Offer.

      We will publish a notice if we decide to take any of the following actions:

      o increase or decrease what we will give you in exchange for your Eligible Options;

      o increase or decrease the number of Eligible Options to be exchanged in the Offer; or

      o     extend or terminate the Offer.


                                       7.

      If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

      A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.    PURPOSE OF THE OFFER.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

      The Board of Directors has approved this Offer. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. However, the Board of Directors believes that the Offer may create a better chance for some employees to obtain value from their options in the short term. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.    PROCEDURES.

      Making Your Election. To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Stock Administration at Documentum before the expiration date. We prefer that the Election Form be returned via your Documentum email account. We cannot accept the Election Form from any personal email account. Please save the Election Form as a Microsoft Word file, fill it out and send it to Stock Administration at optionexchange@documentum.com. The Election Form also may be sent via mail or facsimile. Stock Administration's direct facsimile number is (925) 600-6693 and is located at Documentum's corporate offices in Pleasanton, California. Election Forms must be received by Stock Administration no later than 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Documentum extends the Offer), not merely placed in the mail or other delivery system by the expiration time. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if Documentum accepts your Eligible Options for exchange. You will be required to return your stock option agreements upon Documentum's request.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options. Otherwise, we will accept properly and timely exchanged options


                                       8.

that are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

      Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

      Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly exchanged options that have not been validly withdrawn.

4.    CHANGE IN ELECTION.

      You may only change your election by following the procedures described in this Section 4. We will accept a paper copy of your change of election. Delivery by e-mail and e-mail notices will be accepted. Please email your Election Form to Stock Administration at optionexchange@documentum.com.

      You may change your election at any time before 12:00 p.m., Pacific Daylight Time, on June 6, 2001. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

      To change your election, you must deliver a Notice of Change in Election Form to Stock Administration at Documentum before the Offer expires. The Notice of Change in Election Form must be signed by you, have your name and identification number on it, and must clearly indicate whether you elect to accept or reject the Offer. We prefer that the Notice of Change in Election Form be returned via your Documentum email account. We cannot accept the Notice of Change from any personal email account. Please save the Notice of Change in Election Form as a Microsoft Word file, fill it out and send it to Stock Administration at optionexchange@documentum.com. The Form also may be sent via mail or facsimile. Stock Administration's direct facsimile number is (925) 600-6693 and is located at Documentum's corporate offices in Pleasanton, California. Stock Administration's direct facsimile number is (925) 600-6693 and is located at Documentum's corporate offices in Pleasanton, California.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations of these matters will be final and binding.


                                       9.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

      On the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will timely accept the Eligible Options for exchange and cancel all options properly exchanged and not validly withdrawn before the expiration date. The New Options will be granted between December 7, 2001 and December 11, 2001; provided, however, that any extension of the Offer will result in an equivalent extension of the grant date of the New Options.

      Your New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Documentum extends the Offer) and the date the New Options are granted. Please see your personal Option Report for a listing of all of your stock options. If you are not an employee of Documentum as of June 6, 2001 and employed continuously through the date the New Options are granted, you will not be eligible to receive the New Options. In addition, no portion of the New Option will be exercisable until it vests.

      We will send you an e-mail notice of our acceptance for exchange and cancellation of all Eligible Options validly exchanged and not properly withdrawn as of the expiration date. We will notify you on or prior to June 6, 2001 (or a later expiration date if Documentum extends the Offer) if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly exchanged and not properly withdrawn, you may assume that on the expiration date that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the New Options that we will grant to the optionholder.

6.    CONDITIONS OF THE OFFER.

      We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after May 7, 2001 and before June 6, 2001, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

      o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of New Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;


                                      10.

      o any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the New Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

            (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue New Options for some or all of the exchanged Eligible Options;

            (c) materially impair the benefits we believe we will receive from the Offer; or

            (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

      o     there is:

            (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

            (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      o another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

            (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or
                  Schedule 13G with the Securities Exchange Commission ("SEC") on or before June 6, 2001 (or a later expiration date if Documentum extends the Offer);

            (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 6, 2001 (or a later expiration date if Documentum extends the Offer) has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

            (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or


                                      11.

                  made a public announcement that it intends to acquire us or any of our assets or securities; or

      o any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

      The conditions to the Offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

      Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon everyone.

7.    NEW OPTIONS GRANTED TO EMPLOYEES WHO WORK OUTSIDE OF THE U.S.

      Employees Who Work In France. If you are an employee who works in France, the New Option will be granted pursuant to our French stock option subplan under the 1996 Non-Officer Equity Incentive Plan. The Company intends that the New Options granted under this subplan be qualified for the tax benefits afforded to you and the Company (or its wholly-owned subsidiaries) under French tax laws but does not guarantee this will be so. You are encouraged to carefully review and compare the subplan's terms with the terms of the 1996 Non-Officer Equity Incentive Plan. Please contact Stock Administration to obtain copies of these plans. In addition, you should consult with your advisor to determine the tax and social contribution consequences of participating in this program.

      Employees who Work In the United Kingdom. If you are an employee who works in the United Kingdom, you will be required to sign an election form that transfers all liability to you for the Secondary Class 1 National Insurance Contributions related to your New Options. You can obtain a copy of this election form from Stock Administration. You should consult with your advisor to determine the tax and social contribution consequences of signing such election form and participating in this program.


                                      12.

8.    PRICE RANGE OF COMMON STOCK

                              [PERFORMANCE CHART]

                                                  DCTM
                                                -------
                           2/6/1996             15
                          3/31/1996             17.625
                          6/30/1996             15.25
                          9/30/1996             15.875
                         12/31/1996             16.875
                          3/31/1997              9.25
                          6/30/1997             12.4375
                          9/30/1997             16.625
                         12/31/1997             21.0625
                          3/31/1998             27.0625
                          6/30/1998             24
                          9/30/1998             19.8125
                         12/31/1998             26.7188
                          3/31/1999              8.6563
                          6/30/1999              6.5313
                          9/30/1999             10.8125
                         12/31/1999             29.9375
                          3/31/2000             39
                          6/30/2000             44.6875
                          9/30/2000             40.5938
                         12/31/2000             49.6875
                          3/31/2001             11

      Our Common Stock is quoted on the Nasdaq National Market under the symbol "DCTM." The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market.

                                  Quarter ended                                 High         Low
       -----------------------------------------------------------------        ----         ---
       Fiscal Year 2001
         June 30, 2001 (through May 1, 2001) ...........................        $16.10       $8.00
         March 31, 2001.................................................        $54.00      $11.00

       Fiscal Year 2000
         December 31, 2000..............................................        $59.375     $32.875
         September 30, 2000.............................................        $49.175     $21.813
         June 30, 2000..................................................        $44.688     $19.719
         March 31, 2000.................................................        $47.875     $24.188

      As of May 4, 2001, the last reported sale price of our Common Stock, as reported by the Nasdaq National Market, was $14.67 per share.


                                      13.

      We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

9.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

      Consideration. Your New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Documentum extends the offer) and the date the New Options are granted.

      If we receive and accept your exchange of all outstanding Eligible Options, we will grant New Options to purchase a total of approximately 11,792,712 shares of our Common Stock. The Common Stock issuable upon exercise of the New Options would equal approximately 31.34% of the total shares of our Common Stock outstanding as of April 2, 2001.

      Merger or Acquisition of Documentum. If Documentum merges with or is acquired by another entity between June 6, 2001 (or a later expiration date if Documentum extends the Offer) and the date the New Options are granted, then the resulting entity will be bound to grant the New Options under the same terms as provided herein; however, type of security and the number of shares covered by each New Option would be determined by the acquisition agreement between Documentum and the acquiror based on the same principles applied to the handling of the options to acquire Documentum's Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange.

      Terms of New Options. Other than options granted to officers and executives, all New Options will be issued under the 1996 Non-Officer Equity Incentive Plan. All options granted to officers and executives will be granted under the 1993 Equity Incentive Plan. The 1993 Equity Incentive Plan and the 1996 Non-Officer Equity Incentive Plan will be collectively referred to as the "Option Plans". A New Option agreement will be executed between each optionholder who accepts the Offer and Documentum. The New Option agreements will not permit the optionholders to exercise the New Options prior to the time such options vest.

      If you are an employee who works in France, the New Option may be granted pursuant to our French stock option subplan under the 1996 Non-Officer Equity Incentive Plan. The Company intends that the New Options granted under this subplan be qualified for the tax benefits afforded to you and the Company (or its wholly-owned subsidiaries) under French tax laws but does not guarantee this will be so. You are encouraged to carefully review and compare the subplan's terms with the terms of the 1996 Non-Officer Equity Incentive Plan. Please contact Stock Administration to obtain copies of these plans. In addition, you should consult with your advisor to determine the tax and social contribution consequences of participating in this program.

      If you are an employee who works in the United Kingdom, you will be required to sign an election form that transfers all liability to you for the Secondary Class 1 National


                                      14.

Insurance Contributions related to your New Options. You can obtain a copy of this election form from Stock Administration. You should consult with your advisor to determine the tax and social contribution consequences of signing such election form and participating in this program.

      The issuance of New Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

      The following description of the Option Plans and the New Option agreements is a summary, and is not complete. A New Option will be subject to the terms and conditions of the applicable Option Plan under which it is granted and the New Option Agreement. Additional information about the Option Plans may be found in the S-8 Registration Statement and related Prospectus prepared in connection with each Option Plan. Copies of the Option Plans, related prospectuses and current forms of stock option agreements can be viewed on the Documentum DOCBASE at "Legal Affairs and Stock Administration" in the Stock Administration folder. Copies also can be obtained by contacting Stock Administration at optionexcange@documentum.com. Copies will be provided promptly and at our expense. The form of stock option agreements may be changed with the approval of our Board of Directors or our Compensation Committee prior to the date the New Options are granted.

      General. The 1993 Equity Incentive Plan was adopted on March 30, 1993 and is an amendment and restatement of our 1993 Stock Option Plan. It was subsequently amended on June 14, 1993, June 30, 1995, November 21, 1995, March 6, 1997, December 17, 1997, May 28, 1998, February 3, 1999 and February 9, 2000.
The 1996 Non-Officer Equity Incentive Plan was adopted on October 16, 1996. It was subsequently amended on March 6, 1997, December 17, 1997, January 7, 1998, February 5, 1998, July 10, 1998, August 6, 1998, February 3, 1999, April 14,
1999, February 9, 2000, October 2, 2000 and February 14, 2001. As of May 1, 2001, there were 1,741,355 shares of Common Stock reserved for issuance under the Option Plans. The 1993 Equity Incentive Plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code. Only nonqualified options are granted under the 1996 Non-Officer Equity Incentive Plan. Each New Option will be a nonqualified stock option.

            Administration. The Board of Directors administers the Option Plans unless it has delegated administration to a committee. The Board of Directors has the authority to construe, interpret and amend the Option Plans.

            Term. The term of each option granted under the Option Plans is fixed by the Board of Directors at the time of grant. Except for New Option granted to employees who work in France, the New Options to be granted under the Option Plans will have a term that expires at 11:59 p.m., Pacific Standard Time, on the day prior to the ten-year anniversary of the grant date. New Options granted to employees working in France will be granted pursuant to our French stock option subplan under the 1996 Non-Officer Equity Incentive Plan. The New Options granted to employees under this subplan may have a shorter maximum option term. You should carefully review the terms of the subplan.

            Time of Exercise. Generally you may exercise the vested portion of a New Option at any time. However, if your continuous employment with us terminates, the time in which you may exercise the vested portion of your New Option will be shortened. If your


                                      15.

      employment with us terminates for any reason other than your death or permanent disability, generally you must exercise the vested portion of your New Option within three (3) months following your termination date. If your employment with us terminates as a result of your permanent disability, generally you must exercise the vested portion of your New Option within six (6) to twelve (12) months following your termination date, depending upon the Option Plan under which your options were issued. If your employment with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your New Option within twelve (12) months following your termination date. Notwithstanding the foregoing, your New Option agreement might provide for shorter or longer post termination exercise periods; you should check your agreement. However, under no circumstances may you exercise the New Option more than ten (10) years from the date of grant.

            Exercise Price. The New Options will have an exercise price equal to the closing price of our Common Stock as reported on Nasdaq on the date of grant. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

            Vesting and Exercise. The Board of Directors has the authority to determine the time or times at which options granted under the Option Plans may be exercised. The Board may also accelerate the exercisability of options. If you receive a New Option and your continuous employment with Documentum or one of our subsidiaries has not terminated, your New Option will vest in the same manner as the Eligible Option that you exchanged.

            Tax Consequences. You should refer to Section 13 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the New Options and the Eligible Options, as well as the consequences of accepting or rejecting the New Options under this Offer to Exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and work.

      Registration of Option Shares. All shares of Common Stock issuable upon exercise of options under the Option Plans, including the shares that will be issuable upon exercise of all New Options, have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Documentum, you will be able to sell your New Option shares free of any transfer restrictions under applicable securities laws.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

      A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of May 2, 2001, our executive officers and non-employee directors (10 persons) as a group held options outstanding under the Option Plans and pursuant to individual stock option awards made pursuant to our 1995 Non-Employee Director Stock Option Plan to purchase a total of 3,866,665 shares of our Common Stock. This represented approximately 31.83%, of


                                      16.

the shares subject to all options outstanding under the Option Plans and awards made outside of the Option Plans as of that date.

      The following is, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or officers engaged in which involved options to purchase our Common Stock or involved a purchase of our Common Stock during the 60 days prior to this Offer to Exchange:

      o Russell Harris exercised options to purchase 40,000 shares of Common Stock at a per share exercise price of $8.00 per share on February 5, 2001.

      o Geoffrey Moore exercised options to purchase 10,000 shares of Common Stock at a per share exercise price of $6.5315 on February 2, 2001.

      o David DeWalt exercised options to purchase 10,000 shares of Common Stock on at a per share exercise price of $7.3125 on January 30, 2001.

      o David DeWalt purchased 416 shares of Common Stock under the Employee Stock Purchase Plan on January 31, 2001 at a per share price of $25.50.

      o Russell Harris purchased 889 shares of Common Stock under the Employee Stock Purchase Plan on January 31, 2001 at a per share price of $6.47.

      o Howard Shao purchased 1,642 shares of Common Stock under the Employee Stock Purchase Plan on January 31, 2001 at a per share price of $6.47.

11.   STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER.

      Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Option Plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue New Options is subject to conditions, including the conditions described in Section 6 of the Offer.

13.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and


                                      17.

judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

      If you exchange outstanding incentive or nonqualified stock options for New Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

      At the date of grant of the New Options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

      The New Options will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

      Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for New Options.

      All New Options you are granted will be nonqualified stock options. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

      We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

      Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the 1993 Equity Incentive Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in the Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

      If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the Common Stock is qualifying if it is made after the later


                                      18.

of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

      If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

      If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

      If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

      Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

      If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be


                                      19.

treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

      The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

      We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders. Any extension of the Offer will result in an equivalent extension of the grant date for the New Options.

      Prior to the expiration date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 of the Offer occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the optionholders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

      As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

      We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

      If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:


                                      20.

      o increase or decrease what we will give you in exchange for your Eligible Options; or

      o increase or decrease the number of Eligible Options to be exchanged in the Offer.

      If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

15.   FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

16.   INFORMATION ABOUT DOCUMENTUM

      Our principal executive offices are located at 6801 Koll Center Parkway, Pleasanton, California 94566 and our telephone number is (925) 600-6800. Our web site address is www.documentum.com. The information on our web site is not a part of this Offer.

      Documentum, Inc. is a leading provider of content management e-business software used by more than 1,000 companies. With Documentum products and services, customers can create, manage, personalize, and deliver content in all formats across all e-business applications. Information concerning the Company's business including its background, product and product development, strategy, customers, technology, sales and marketing, strategic relationships, competition, intellectual property rights and employees, as well as the financial information, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - "Additional Information."

RISK FACTORS

      Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated herein by reference. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

17.   ADDITIONAL INFORMATION.

      We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

      (a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001;

      (b) our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 24, 2001;


                                      21.

      (c) the description of our Common Stock included in our Registration Statement on Form 8-A., declared effective by the SEC on February 5, 1996.

The SEC file number for these filings is 000-27358. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.      7 World Trade Center         500 West Madison Street
Room 1024                   Suite 1300                   Suite 1400
Washington, D.C. 20549      New York, New York 10048     Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      Our Common Stock is quoted on the Nasdaq National Market under the symbol "DCTM," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

      We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                              Stock Administration
                                Documentum, Inc.
                            6801 Koll Center Parkway
                            Pleasanton, CA 94566-7047

or by telephoning us at (925) 600-6800 between the hours of 9:00 a.m. and 5:00 p.m., Pleasanton, California local time.

      As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

      The information contained in this Offer about Documentum should be read together with the information contained in the documents to which we have referred you.

18.   FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

      This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the


                                      22.

Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect Documentum's financial results is included in Documentum's filings with the Securities and Exchange Commission, including our Annual Report on 10-K for the year ended December 31, 2000 and our definitive proxy materials for the 2001 Annual Meeting of Stockholders.

      If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

      The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Documentum is limited to this document and the enclosed cover letter and attached Summary of Terms.

                             Documentum May 7, 2001


                                      23.

                                   SCHEDULE A

      INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF DOCUMENTUM

The directors and executive officers of Documentum and their positions and offices as of May 1, 2001, are set forth in the following table:

             Name                Age                   Position and Offices Held
---------------------------      ---    ------------------------------------------------------
Jeffrey A. Miller..........       50    Director, Chairman of the Board and Chief Executive
                                        Officer

David G. DeWalt............       37    President and Chief Operating Officer
Bob L. Corey...............       49    Executive Vice President and Chief Financial Officer
Russell Harris.............       45    Executive Vice President, Field Operations
Howard I. Shao.............       45    Executive Vice President, Chief Technology Officer and
                                        Founder
Robert V. Adams............       69    Director
Gary M. Banks..............       51    Director
John Hamm..................       41    Director
Geoffrey A. Moore..........       54    Director
Michael Pehl...............       39    Director

      The address of each director and executive officer is: c/o Documentum, 6801 Koll Center Parkway, Pleasanton, CA 94566-7047.

      Biographies for each of our officers and directors are set forth in our Annual Report on Form 10K for the fiscal year ended December 31, 2000, incorporated by reference herein.


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